EXHIBIT 10.1

LEASE

              THIS LEASE is made on the 14th day of May, 2009, by Gulfcoast Property No. 1, LLC, a Florida limited liability company, (Landlord), and Teltronics, Inc.,  a Florida corporation (“Tenant”).

ARTICLE I
Summary of Lease Provisions

Section 1.01	Basic Data.

(a)	Landlord’s Address:	1200 1st Avenue West, Suite 200, Bradenton, FL 34205

(b)	Tenant’s Address:	2150 Whitfield Industrial Way, Sarasota, FL 34243

(c)	Premises Address:	2511 Corporate Way, Palmetto, FL

(d)	Tenant’s Trade Name:	Teltronics

(e)	Lease Term:	Lease Commencement Date: June 1, 2009. Lease Termination Date: December 21, 2025.

(f)	Permitted Use of Premises:	Offices, Light Manufacturing, Indoor Assembly, and Distribution.

(g)	Base Rent:	See Schedule 1.01(g) attached and incorporated herein.

(h)
Percentage Annual Adjustment to Base Rent:  Starting on January 1, 2013, and on each January 1st thereafter  the base rent for the year commencing on that date shall be increased over the prior year’s Base Rent and on an annual basis by the percentage, if any, of increase in the Consumer Price Index as of such date of adjustment over that which existed one (1) year preceding the date of adjustment provided, however, that said increase shall be a minimum of  two percent (2%)  but not more than four percent (4%) of the previous year's Base Rent.  Such increase shall be determined by Landlord who shall notify Tenant thereof.  Tenant shall, upon notice and request by Landlord, pay the increase commencing upon the adjustment date.  Thereafter, the increase shall be payable equally with the regular rental payments.  In the event of a decrease in the Consumer Price Index, there shall be no reduction in the rent from the previous year.  "Consumer Price Index" shall mean the Consumer Price Index as now published by the U.S. Bureau of Labor Statistics under the caption "United States City Average for Urban Wage Earners and Clerical Workers All Items" 1982-84 = 100.  If the manner in which the Consumer Price Index as determined by the Bureau of Labor Statistics shall be substantially revised (including, without limitation, a change in the base index year) and adjustment shall be made by Landlord in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised.  If the Consumer Price Index shall become unavailable to the public because publication is discontinued or otherwise, or if equivalent data is not readily available to enable Landlord to make the adjustment referred to in the preceding sentence, Landlord will substitute therefore a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a University or a recognized financial publication.

(i)	Premises Operating Expenses: The total costs of operating, maintaining, and repairing the Premises as more fully described in Section 3.05 and as initially estimated in Exhibit C hereto.

(j)	Security Deposit: Seventy-five Thousand and No/100 ($75,000.00).

(k)	Advance Rent: One month’s estimated Premises Operating Expenses ($11,144.65).

(l)	Condition: Tenant is leasing the Premises in its current “AS-IS” condition except as otherwise specified in Section 8.05.

(m)
Signage:  Tenant and its subtenant, DDS shall each be allowed one (1) lighted building sign, subject to applicable governmental regulations.  Tenant may install additional county approved signage on building at Tenant’s expense, subject to Landlord’s reasonable approval.

Section 1.02	Schedules, Exhibits and Addendum to Lease.

       The Schedules and Exhibits listed below are an integral part of this Lease and all of their terms are incorporated into this Lease.  Unless stated otherwise, in the event of a conflict between the terms and provisions of an Exhibit and terms and provisions contained within the body of this Lease, the terms and provisions of the Exhibit shall control.

Schedule 1.01 (g) – Base Rent

Exhibit A -	Site Plan of Building and Premises

Exhibit B -	Declaration of Protective Covenants, Conditions, Easements and Restrictions for Gulfcoast Corporate Park (delivered to Tenant prior to execution hereof)

Exhibit C -	Estimated Monthly Payments

Exhibit D -	Proposed Expanded Building Site Plan

Section 1.03	Definitions.

           The following defined terms, in addition to those listed in Section 1.01, are used in this Lease.

           (a)           Additional Rent.  Such sums, charges and expenses, other than Base Rent, which are due under this Lease from Tenant to Landlord, including but not limited to those costs described in Article III.

(b)	Alterations. Tenant’s work, improvements, alterations or additions performed by Tenant.

           (c)           Assessments.  Assessments due under the terms and provisions of the Declaration of Protective Covenants, Conditions, Easements, and Restrictions for Gulfcoast Corporate Park, which are prorated among property owners on an acreage prorated basis as provided therein.  The current percentage portion of Assessments attributed to the Premises (Lots 20 AND 21 of GULFCOAST CORPORATE PARK, PHASE 2 as per plat thereof recorded in Plat Book 37, Pages 82-86 of the Public Records of Manatee County, Florida) is 4.3% of the total Assessments, for Gulfcoast Corporate Park.

           (d)           Attorney’s Fees.  All fees and costs of attorneys, accountants, experts, paralegals and similar persons, whether or not suit is brought, including, but not limited to, appellate costs and expenses.

           (e)           Base Rent.  The Base Rent as described in Section 1.01(g), as adjusted pursuant to Sections 1.01(h) and 3.03 and other provisions of this Lease.

           (f)           Building.  The building of approximately 51,520 square feet, and related improvements situated on Lots 20 and 21, Gulfcoast Corporate Park, Manatee County, Florida.  Upon Completion of the Expansion, the term “Building” shall include the Expansion improvements.

(g)           Expansion.  Expansion shall mean an expansion of the Building of approximately 17,000 square feet under the terms of Section 2.09(a) - (f).

           (h)           Premises.  The Premises located at the address set forth in Section 1.01(c) and consisting of Lots 20 and 21, Gulfcoast Corporate Park, Manatee County, Florida, together with all improvements thereon.  Upon Completion of the Expansion, the term “Premises” shall include the Expansion improvements.

           (i)           Premises’ Operating Expenses.  The total cost and expense for the entire Building and Premises as more fully described in Section 3.05, incurred in operating, maintaining, and repairing of the Premises and the Building.

           (j)           Effective Date.  This instrument becomes effective as a lease upon execution and delivery by both Landlord and Tenant.  Submission of this instrument for examination does not constitute an offer, right of first refusal, reservation of or option for the Premises or any other space or premises in, on or about the Building.

           (k)           Event of Default.  One or more of the events described in Section 16.01.

           (l)           Hazardous Materials.  Any oil and petroleum products and their byproducts, asbestos, polychlorobiphenyls, hydrocarbon products and derivatives, flammable or explosive materials, radioactive materials, hazardous materials, hazardous wastes, biomedical wastes, biological wastes, hazardous or toxic substances, or related materials as defined under or regulated by any Legal Requirement, including without limitation the following statutes and regulations promulgated under their authority; 1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.); b) the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); c) the Resource Conservation and Recovery Act of 1976 as amended (42 U.S.C. Sections 6901 et seq.); d) the Water Pollution and Control Act, as amended (33 U.S.C. 1317 et seq.); and e) the Florida Air and Water Pollution Control Act (Section 403.011, Florida Statutes et seq.).

(m)           Lease.  This Lease, including all Schedules and Exhibits and any modifications to it which may from time to time be duly executed by the parties hereto.

(n)           Lease Term.  The term of this Lease, as provided in Section 1.01(e).

(o)           Lease Term Commencement Date.  The date upon which the Lease shall commence as provided in Section 2.03(a).

(p)           Lease Year.  Consecutive twelve (12) calendar month periods commencing from January 1, 2010.

(q)           Legal Authority.  Any domestic or foreign federal, state, county, municipal, or other government or governmental or quasi-governmental department, commission, board, bureau, court, agency, or instrumentality having jurisdiction or authority over Landlord, Tenant, and/or all or any part of the Premises.

(r)           Legal Requirement.  Any law, statue, code, rule, regulation, ordinance, order, judgment, decree, writ, injunction, franchise, permit, certificate, license (including any beer, wine or liquor license), authorization, registration, or other direction or requirement of any Legal Authority, which is now or in the future applicable to the Premises, including those not within the present contemplation of the parties.

           (s)           Notice.  Any “notice” referenced in this Lease shall be provided as further defined in Section 20.04.

(t)           Rent (or rent).  Payments, in legal currency of the United States of America, by Tenant to Landlord of the Base Rent, the Additional Rent, all applicable State and local sales tax, and all other payments owed by Tenant to Landlord in accordance with the terms and conditions of this Lease shall be provided as further defined in Section 20.04.

(u)           Tenant’s Personal Property.  Tenant’s Personal Property includes, but is not limited to, Tenant’s or any subtenant’s inventory, equipment, furniture, furnishings, trade fixtures, machinery, and tools, together with all additions, substitutions, replacements, improvements, to the same, and proceeds thereof, all or any part of which is or is to be located on and may be affixed to the Premises or be improvements thereon

ARTICLE II
Premises, Use of Common Areas, and Lease Term

Section 2.01	Lease of Premises.

           In consideration of the rents, covenants, and agreements of Tenant, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, subject to the terms and conditions of this Lease.

Section 2.02	Use of Common Areas.

           The use and occupation by Tenant of the Premises shall include the non-exclusive use, in common with others, of the common areas located in Gulfcoast Corporate Park as they may exist from time to time, subject to the terms and conditions of the Covenants, Conditions, Easements, and Restrictions, as the same may be amended from time to time, applicable thereto.

Section 2.03	Lease Term.

           (a)           Lease Term Commencement Date.  This Lease shall commence on June 1, 2009 and the Tenant shall have occupancy as of that date for purposes of preparing the Building for later full occupancy...

(b)           Occupancy Date.  The Tenant or its Approved Subtenant shall commence occupancy of the Premises for its Permitted Use on September 1, 2009.

(c)           Term.  The Lease Term shall be that provided in Section 1.01(e).  The Lease Term shall terminate on the last day of the period provided in Section 1.01(e) unless sooner terminated as provided in this Lease.

Section 2.04        Building Expansion.
(a)  At any time after the Lease Term Commencement Date and prior to January 1, 2014, Tenant may provide written notice (“Notice of Expansion”) to Landlord requesting the Landlord construct an expansion of the Building of approximately 17,000 square feet for light manufacturing use (“Expansion”), reasonably incorporating the features of the Expanded Building Site Plan which is Exhibit D to this Lease.  Such written notice shall specify (“Expansion Completion Date”) which date shall be as early as reasonably possible but not  later than twelve (12) months after the date of   the Notice of Expansion. Thereafter, Landlord shall, subject to the additional terms and conditions in Sections 2.04(b) – (f) below, design and construct the Expansion.

(b)  Upon receipt of Tenant’s notice of its election to have Landlord complete the Expansion, Landlord shall promptly provide Tenant with an estimate of engineering and design costs (“Design costs”) sufficient to develop Expansion plans and specifications to a sufficient level of detail to allow Landlord to obtain an amendment to the existing Site Plan for the Premises from Manatee County, reasonably consistent with the Exhibit D, (“Amended Site Plan”) and a fixed price bid to complete the Expansion by the Expansion Completion Date(“Expansion Plans”).  Upon receipt of the Design Costs, Tenant shall within ten (10) days thereafter pay Landlord 100% of said costs (“Design Cost Funding”).  The Design Cost Funding shall be credited to Tenant’s Expansion Cost Contribution as defined in Section 2.04(d), but in the event that Tenant fails to approve the Expansion Specifications or the Cost Budget or the Expansion is terminated by Tenant for any reason prior to Tenant’s payment of the Expansion Cost Contribution, the Landlord shall retain the Design Cost Funding as reimbursement for Design Costs incurred by Landlord.

(c)   Following receipt of Tenant’s Design Cost Funding the Landlord shall proceed with development of the Expansion Plans, including without limitation, meeting with Tenant’s representatives to confirm the Expansion characteristics intended by Tenant, hiring of architect and/or engineer to prepare the Expansion Plans, consulting or meeting with governmental agencies and obtaining the Amended Site Plan.  The Expansion Plans shall comply in all respects to Manatee County development standards and in the event that after diligent and good faith efforts Landlord is unable to obtain an Amended Site Plan reasonably consistent with the Expansion Specifications or otherwise approved by Tenant which approval shall not be unreasonably denied, conditioned or delayed, the Expansion may be terminated by either party by notice to the other party and thereafter Tenant shall have no right under the Lease to require the construction of the Expansion.  Upon completion of the Expansion Plans they shall be delivered to Tenant for approval at its discretion.  Tenant shall have fifteen (15) days after receipt of the Expansion Plans within which to approve, reject or request alterations by notice to Landlord.    If the Tenant requests modifications to the Expansion Plans the parties shall meet as soon as reasonably possible (with Landlord’s architect and/or engineer in Landlord’s discretion) to diligently and in good faith resolve the requested modifications and mutually agree upon the final Expansion Plans.  Upon acceptance of the Expansion Plans both parties shall initial two (2) duplicates of the Expansion Plans and each party shall retain one duplicate for their records. Each day of delay (1) in Tenant’s approval of the Expansion Plans or (2) in reaching mutually agreed upon Tenant-requested modifications to the Expansion Plans shall result in a corresponding delay in the Expansion Completion Date

(d)  Within ten (10) days following Tenant’s approval/acceptance of the Expansion Plans, Landlord shall deliver to Tenant an Expansion cost budget covering all costs necessary to complete the Expansion (“Cost Budget”) and Tenant shall approve or reject the Cost Budget by notice in writing within ten (10) days of receipt thereof.  If the Tenant approves the Cost Budget it shall be obligated pay to Landlord  a sum of money equal to 50% of the total Cost Budget (“Expansion Cost Contribution”).  The Expansion Cost Contribution shall be paid as follows: (1) 75% of the Expansion Cost Contribution, less the Design Cost Funding, shall be paid to Landlord simultaneously with Tenant’s notice of approval of the Cost Budget; and (2) 25% of the Expansion Cost Contribution shall thereafter be paid in equal monthly installments over the period of time commencing from first day of the first new month following commencement of the Expansion construction and ending on the first day of the first new month after the Expansion Completion Date.  All Expansion Cost Contribution payments to Landlord shall be made by wire transfer or certified/bank check.  If the Tenant fails to approve the Cost Budget, the parties agree to promptly schedule a joint meeting to attempt to revise the Cost Budget to a mutually acceptable amount, failing which the Expansion shall be terminated and Tenant shall have no further rights under this Lease to demand construction of the Expansion.  After Completion of the Expansion, the Tenant shall receive a credit against future rents in the amount of the Expansion Cost Contribution or a reduced portion thereof, as provided in Section 3.02(c).  The Landlord shall be responsible for all Expansion Costs in excess of the Expansion Cost Contribution, except for construction change orders requested and approved by Tenant, the cost of which will be paid in full to Landlord by Tenant at the time of approval thereof.  Upon acceptance by Tenant of the Cost Budget the parties shall initial two (2) duplicates thereof and each shall retain one duplicate for their records.

(e)  Upon receipt of Tenant’s approval of the Expansion Plans and Cost Budget Landlord shall proceed with construction and completion of the Expansion by the Expansion Completion Date (as defined below) based upon the approved Expansion Plans.  Landlord shall enter into such contracts and agreements as it deems necessary to reasonably prosecute construction of the Expansion to completion in conformance with the Expansion Plans. The “Expansion Completion Date” (or “Completion”) shall mean the earliest date upon which: (1) the Expansion contruction is complete in compliance with Expansion Plans; and (2) Manatee County shall have  issued the Certificate of Occupancy or Certificate of Completion (or a temporary Certificate of Occupancy permitting Tenant to occupy the Expansion) for the Expansion..

(f)  On the day following the Expansion Completion Date, Tenant shall take occupancy of the Expansion and commence the payment of Rent attributable to the Expansion as provided in Sections 1.01(g) and 3.02(c) and Schedule 1.01(g).

ARTICLE III Rent

Section 3.01	Commencement of Rent.

           Tenant’s obligation to pay Base Rent pursuant to Schedule 1.01(g) and Additional Rent shall commence on the Lease Term Commencement Date.  Provided, however, the first month’s Rent shall be paid to Landlord upon execution hereof.

Section 3.02	Payment of Rent.

           (a)           Except as provided in subparagraph (b) below, the Base Rent and Additional Rent shall be payable by Tenant in equal monthly installments, together with all applicable sales taxes, on the first ) day of each month, in advance, at Landlord’s address set forth in Section 1.01(a) or at such other place designated by Landlord from time to time, without any prior demand and without any deduction, holdback or setoff.  All Rent payments shall be set up with the Tenant’s Bank to allow Landlord to use Automated Clearing House (ACH) to transfer the funds on the applicable Rent payment date.

(b)           The Tenant shall make payments of Rent in addition to or in lieu of monthly installments of Rent as follows:

Payment Date                                                     Amount*                                                                               Note

On or before December 15, 2009	100% of Lease Year 1 Base Rent $373,520.00 plus 100% of Lease Year 1 estimated Premises Operating Expenses (to be determined under Lease)	This payment satisfies Tenant’s obligation for monthly Rent payments during Lease Year 1**

*    Plus in all events applicable sales taxes.

**  If the Expansion is completed during Lease Year 1 monthly Rent payments shall commence as to the Expansion.

(c)     If the Expansion is constructed, the Tenant shall receive a credit for future Rents to be paid after the completion of the Expansion, equal to the Expansion Cost Contribution or a reduced portion thereof as provided herein.

•
If the Tenant provides the Notice of Expansion on or before July 31, 2009, or the  Expansion reaches Completion on or before March 31, 2010, the total credit shall be equal to the total Tenant’s Expansion Cost Contribution.  The credit shall be applied based upon the total number of whole months of the Lease term remaining after the Expansion Completion divided into the Expansion Cost Contribution to determine the “Monthly Credit Amount”.

•
If the Tenant provides the Notice of Expansion after July 31, 2009, and the  Expansion reaches Completion after March 31, 2010, the total credit shall be equal to the Tenant’s Expansion Cost Contribution reduced by that sum multiplied by: (i) the number of full months elapsed from January 1, 2010 through the Completion; and (ii) 0.056% (collectively “Reduced Credit”).  The Monthly Credit Amount shall then be calculated by dividing the Reduced Credit by the number of full months remaining under the term of the Lease after the Completion Date.

•	The applicable Monthly Credit Amount shall commence application against Rent payments on the first day of the first new month after the Expansion Completion.

Section 3.03	Cost of Living Adjustment to Base Rent.

           Commencing as of January 1, 2013, and each January 1st thereafter during the Lease Term, the Base Rent shall be increased by the amount that is obtained by multiplying the Base Rent for the immediately preceding Calendar year by the percentages set forth in Section 1.01(i), subject to the minimum and maximum increases stated therein.

Section 3.04	Real Estate Taxes and Improvement Assessments.

           Subject to reimbursement as set forth in Section 3.05, Landlord shall pay all Taxes (as defined below) on or before the same become delinquent.  "Taxes" means all ad valorem and real property taxes, assessments or similar charges levied or assessed by any Legal Authority against all interest in real property which are now or hereafter becomes a part of the Premises, and such other costs and fees incurred by Landlord in contesting any such taxes, assessments, or charges and/or negotiating with any such Legal Authority with respect thereto.  In the event any Legal Authority shall levy any general or special assessment for public improvements applicable to the Building ("Improvement Assessments"), Landlord shall also pay such Improvement Assessments on or before the date same become delinquent; provided, however, that (i) Landlord shall be required to take the benefit of any statute or ordinance permitting any such assessment for public betterments or improvements to be paid over a period of time; (ii) Landlord shall pay any assessments and taxes before the same become delinquent such that Tenant shall have no liability for late charges or penalties; and (iii) Premises' Operating Costs shall only include the payment of such  installments as shall fall due prior to the Lease Termination Date.

Section 3.05       Tenant to Bear Premises’ Operating Expenses.

           This is to be an absolute net lease and therefore from and after the Lease Commencement Date, the Tenant shall pay, and be responsible for, all of Premises’ Operating Expenses except as otherwise specified in Section 8.05.  Except for those expenses specifically indentified in Section 8.05, it is the intent of the parties that the Tenant bear every expense relating to the holding, maintenance, repair and operation of the Building and the Premises, as if the Tenant were a fee simple owner of same and all such expenses are included in the term Premises Operating Expenses.  The items and charges comprising the Premises’ Operating Expenses shall include, without limitation, lighting; sewer and water charges; Taxes (including improvement assessments); Assessments; insurance costs; non-ad valorem taxes; sanitary control; removal of trash, rubbish, garbage, and other refuse; cost of security; and all other charges, costs, and expenses which arise from the operation, maintenance, and repair of the Building, as described in Section 1.01(j).  Tenant shall maintain and repair the Building and Premises to the standards set in Section 8.01.  Notwithstanding anything contained in this Section 3.05 to the contrary, Operating Expenses and Premises' Operating Costs shall not include: (i) cost for which Landlord is reimbursed by insurance; (ii)  depreciation; and (iii) repairs necessitated by the negligent acts or omissions of Landlord or Landlord’s agents, representatives, employees or contractors.  Upon Landlord’s request, Tenant shall promptly provide reasonable documentation of Tenant’s expenditures for Premises Operating Expenses not more frequently than semi-annually.

Section 3.06        Payment of Additional Rent.

           (a)           Landlord shall estimate the Taxes and the Premises’ Operating Expenses not directly paid by Tenant (e.g., Assessments and Insurance costs), and Tenant shall pay one-twelfth (1/12) thereof monthly in advance, together with each monthly payment of Base Rent.  Landlord shall estimate and account for Premises’ Operating Expenses on a calendar-year basis and shall provide notice and reasonable documentation of prior years’ actual expenses and the estimate of the then-current calendar year's Premises’ Operating Expenses (“Annual Operating Cost Recap”) no later than May 1 of each year with the change in estimated payment to be effective the first day of the month at least 30 days after delivery of the Annual Operating Cost Recap but in no event later than the June Rent payment each year.  If at any time during any Lease Year Landlord determines that the actual Premises’ Operating Expenses have changed over the estimated costs by an identifiable amount (e.g., an increase or decrease in insurance cost or Regular or Special Assessments), the Landlord shall provide Tenant notice and reasonable documentation of said change and the estimated monthly Additional Rent shall be adjusted effective with the next following Rent Payment, but in no event less than twenty (20) days following Landlord’s notice.  Within ninety (90) days following the end of each calendar year, Landlord shall furnish Tenant statements of the actual Taxes and the actual Premises’ Operating Expenses not directly paid by Tenant for that year, and there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit to Tenant against future Rent (or payment to Tenant if at the end of the Term hereof), as the case may require.    Landlord's failure to provide notice within such time shall not relieve Tenant of its obligations to pay the entire amount due from Tenant for such period.  Tenant covenants and agrees that Tenant shall remain liable to and shall pay the Taxes and the Premises’ Operating Cost not directly paid by Tenant in the amounts and times as set forth herein, notwithstanding any termination of this Lease by reason of any default of Tenant; this covenant shall survive any such termination.

           (b)           Tenant shall pay, as Additional Rent, all sales, use, and other taxes imposed by any governmental authorities upon the manufacture, sale, use, transmission, distribution or other process necessary or incidental to the furnishing of utilities or other services to the Premises.  Tenant shall pay before delinquency all personal property taxes and assessments on the property of Tenant located on the Premises and on additions and improvements on the Premises belonging to Tenant.  Tenant shall also pay, as Additional Rent, all sales taxes assessed by governmental authority against the Base Rent and Additional Rent and other payments to be made pursuant to this Lease, even though the taxing statute or ordinance may purport to impose such sales tax against Landlord.  The payment of all sales tax shall be made by Tenant to Landlord on a monthly basis, concurrently with payment of the Base Rent.

Section 3.07       Additional Rent.

           Any and all sums of money or charges required to be paid by Tenant under this Lease other than Base Rent shall be considered "Additional Rent" whether or not the same be so designated and Landlord shall have all rights to enforce due and timely payment by Tenant of Additional Rent as are available to Landlord with regard to Base Rent.

ARTICLE IV

Conduct of Business and Use of Premises by Tenant

Section 5.01       Use of Premises.

           Tenant shall occupy the Premises without delay.  Except as otherwise specifically provided herein, Tenant shall, continuously and without interruption, use the Premises solely and exclusively for the Permitted Use as shown in Section 1.01(f) of this Lease.  Tenant shall not use, permit or suffer the use of the Premises for any other business or purpose, nor by any other party.

Section 5.02       Waste or Nuisance.

           Tenant shall not commit or suffer to be committed any waste upon the Premises or any nuisance or other act or thing which may adversely affect Landlord's interest in the Premises.

Section 5.03       Governmental Regulations.

           Tenant shall, at Tenant's sole cost and expense, comply with all Legal Requirements of all Legal Authorities regulating Tenant's use and occupancy of the Premises, including but not limited to those regarding building and zoning codes, Hazardous Materials, Americans with Disabilities Act, and all similar matters, now in force or which may hereafter be in force.  Tenant shall cooperate with Landlord in Tenant's observance of all such matters.  Tenant shall indemnify, defend and save Landlord harmless from penalties, fines, costs, expenses, suits, claims, damages and attorneys' fees and costs resulting from Tenant's failure to perform its obligations in this Section or otherwise resulting from Tenant's occupancy of the Premises.  The provisions of this Section shall survive the expiration or termination of this Lease.

Section 5.04       Hazardous Materials.

            (a)           Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept, used, generated or disposed of in or about the Premises.  If during the Term of this Lease the Premises becomes contaminated in any manner caused by Tenant, Tenant shall indemnify and hold harmless Landlord from any and all claims, damages, fines, judgments, losses or liabilities, investigation, cleanup, removal or restoration mandated by or related to a federal, state or local agency, or political subdivision, and any and all sums payable for settlement of claims, attorneys' fees, consultant and expert fees) arising from, growing out of or related to Hazardous Materials as described or anticipated in this Section.  Tenant shall comply with all terms set forth in the Hazardous Materials Prevention Contamination, if any, and Response Plan for the

Gulfcoast Corporate Park and the applicable requirements of the Manatee County Land Development Code, as amended, which pertain to Hazardous Materials.

            (b)           If Tenant causes or permits the discharge of any Hazardous Material on the Premises, Tenant shall promptly at its sole expense take all reasonable or necessary actions to return the  Premises to the condition existing prior to the presence of the Hazardous Materials, after first obtaining Landlord's approval for such remedial action.  Tenant’s remedial action hereunder shall comply with all Legal Requirements and Landlord’s approval shall not be required for remedial actions required under any Legal Requirement.  If Tenant does not promptly initiate and diligently pursue full remediation in compliance with Legal Requirements, Landlord may, following reasonable notice to Tenant, do so and Tenant shall reimburse Landlord, as Additional Rent.

           (c)           The provisions of this Section 5.04 shall survive the expiration or termination of this Lease.

(d)           Notwithstanding the provisions of Section 5.04(b), Tenant may introduce and store within the Premises, chemicals, compounds, solvents and similar materials ordinarily used in Tenant’s business operations, which may constitute Hazardous Materials, provided that such materials are stored and utilized in accordance with all Legal Requirements.  Tenant shall be liable under Section 5.04(c) for any discharge or mishandling of materials permitted on the Premises pursuant to this Section.

Section 5.05       Radon.

           The following statement is made to conform with Florida Statutes:

Radon Gas:  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county public health unit.

ARTICLE VI
Security Deposit

Section 6.01       Amount of Deposit.

           Upon execution of this Lease, Tenant shall pay to the Landlord the Security Deposit as provided in Section 1.01(k).  This sum may be co-mingled with other funds of Landlord, and Landlord shall have no liability for the accrual or payment of any interest thereon.  In the event of the failure of Tenant to keep and perform any of the terms, covenants and conditions of this Lease, then Landlord, at its option and upon written notice to Tenant, may apply the Security Deposit, or as much thereof as Landlord may deem necessary, to compensate Landlord for all loss or damage sustained or suffered by Landlord due to such default or failure on the part of Tenant.  Should any portion of the Security Deposit be so applied by Landlord, then Tenant shall, upon the written demand of Landlord, remit to Landlord a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Tenant's failure to do so within fifteen (15) days after receipt of such demand shall constitute an Event of Default under this Lease.  Should Tenant comply with all terms, covenants and conditions and promptly pay all the Base Rent and Additional Rent as it falls due, and all other sums payable by Tenant to Landlord, and fully perform its obligations under the Lease to repair and maintain the Building and Premises, the Security Deposit shall be returned to Tenant after the Lease Termination Date.

Section 6.02       Transfer of Deposit.

           Landlord may deliver the Security Deposit to the purchaser of Landlord's interest in the Premises, in the event that such interest is sold, and, provided such purchaser has assumed in writing the obligations of Landlord hereunder, and thereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.

ARTICLE VII
Signs, Fixtures and Alterations

Section 7.01       Installation by Tenant and Landlord.

           Tenant will not place or permit to be placed or maintained on any exterior door, wall or window of the Premises any sign, awning or canopy, or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door, nor will any illuminated sign be placed in the window display area of the Premises without first obtaining Landlord's written approval and consent, which consent will not be unreasonably withheld; provided, however, the Landlord may give consideration to the aesthetic effect of any such sign when compared to other signage located within Gulfcoast Corporate Park.  Two (2) signs (one (1) for Tenant and one (1) for DDS) may be erected within the areas designated by Landlord, which signs shall be subject to the prior written approval of Landlord, and which shall be subject to the same aesthetic standards set forth in the previous sentence.  Tenant further agrees that such signs, awning, canopy, decoration, lettering, advertising matter or other thing as may be approved shall be maintained in good condition and repair at all times.  No sign shall be installed at or on the Premises until all governmental approvals and permits required therefore are first obtained and all fees pertaining thereto have been paid by Tenant.

Section 7.02       Responsibility of Tenant Regarding Alterations.

           Tenant shall make no Alterations in or to the Premises without the prior written consent of Landlord, which consent may be given or withheld in Landlord's  reasonable discretion and may be predicated on, among other things, Tenant's use of contractors acceptable to Landlord; Tenant's furnishing plans acceptable to Landlord; Tenant's obtaining acceptable payment and performance bonds for any Alterations;  Tenant's obtaining the consents, if required, of Landlord's mortgagee(s); and Tenant's obtaining all appropriate governmental permits and approvals at Tenant's expense prior to the beginning of the work.  All Alterations to the Premises remaining at the end of the Lease Term shall remain the property of Landlord.  In no event shall Tenant remove such Alterations without the prior written consent of Landlord.  Upon expiration of the Term of this Lease or early termination hereof, if Landlord notified Tenant at the time of Landlord's approval of such alterations that Landlord requires that such Alterations be removed, Tenant shall remove such Alterations within five (5) days of Landlord's written demand for such removal and shall restore the Premises to the condition that existed prior to the Alterations, ordinary wear and tear, casualty loss, and condemnation excepted.  Notwithstanding the foregoing, Landlord shall reasonably approve the remodeling of the offices by Tenant at the inception of the Lease to accommodate their operations.

           In accordance with the applicable provisions of the Florida Construction Lien Law, Florida Statutes 713.10, no interest of Landlord, whether personally or in the Building, or the Premises, shall be subject to liens for improvements made by Tenant or caused to be made by Tenant under this Lease.  Further, Tenant acknowledges that Tenant, with respect to improvements or alterations made or caused to be made by Tenant under this Lease, shall promptly notify the contractor making such improvements to the Premises of this provision exculpating Landlord's liability for such liens.  In the event that a claim of lien is filed against the Building or the Premises in connection with any work performed by or on behalf of Tenant, Tenant shall satisfy such claim within thirty (30) days from the date of filing.  In the event that Tenant fails to satisfy such claim within such  thirty (30) day period, Landlord may thereafter charge Tenant, as Additional Rent, all costs incurred by Landlord in connection with the satisfaction of such claim, including attorneys' fees.  Further, Tenant agrees to indemnify, defend and save Landlord harmless from and against any damages or loss incurred by Landlord as a result of any such claim of lien.  If so requested by Landlord, Tenant shall execute a short form or memorandum of this Lease which may, in Landlord's discretion, be recorded in the Public Records for the purpose of protecting Landlord's estate from claims of lien, as provided in the Florida Statutes.  Nothing contained in this Lease shall be construed as a consent on the part of the Landlord to subject the estate of Landlord to liability under the Construction Lien Law of the State of Florida; it being expressly understood that the Landlord's estate shall not be subject to such liability.

Section 7.03	Tenant Property Removal.

Notwithstanding any contrary provision of this Lease, upon expiration of the term of this Lease or its earlier termination, Tenant shall promptly at its sole cost and expense remove its furniture, fixtures and equipment from the Premises.  For the purposes hereof, Tenant’s furniture, fixtures, machinery, tools and equipment shall include without limitation the following: furniture, furnishings, art work, computer systems (excluding wiring), telephone systems and other all other equipment and inventory (excluding wiring and connections), modular furnishings and work stations ("cubicles"), machines, tools, jigs, assembly tables, air compressors, and similar Teltronics Personal Propertyand installed upon the Premises by Tenant or at Tenant’s direction.  In no event shall the personal property to be removed by Tenant hereunder include any personal property constructed or originally provided by Landlord, including but not limited to, floor coverings, wall coverings, lighting fixtures, ceiling fans, dishwasher, plumbing fixtures, or heating, ventilation and air conditioning equipment.  In the event any of the personal property to be removed by Tenant hereunder is attached to the Premises, Tenant shall promptly repair any damage to the Premises caused by such removal at its sole expense.

ARTICLE VIII
Repairs and Maintenance of Premises

Section 8.01       Tenant’s Responsibility.

           In the performance of its responsibilities under Section 3.05, Tenant agrees to repair and maintain the Premises, and each part thereof, structural and non-structural, in good order and condition, commensurate with the condition of the Premises upon commencement of the Lease, casualty loss, and condemnation excepted, which maintenance and replacement, if necessary, shall be accomplished in such manner and with such materials as shall maintain the same quality of construction of the improvements as existed upon delivery to the Tenant and which shall include, maintenance, repair, and replacement of all portions of the Premises, including without limitation:  (i) repair or replacement of broken plate or window glass; (ii) repair of damage caused by Tenant, its employees, agents, contractors, customers, licensees, or invitees; (iii) interior repainting and redecoration; (iv) repair and maintenance of all doors, including overhead doors; (v) all janitorial work within the improvements located upon the Premises; (vi) gardening, landscaping and landscape material; (vii)  resurfacing of paving upon the Premises and line painting; (viii) lighting fixtures and electrical system; (ix) sign maintenance; (x) plumbing fixtures and plumbing system; (xi) heating ventilation and air conditioning equipment and system (“HVAC System”); (xii) irrigation system (including any pump and well on the Premises dedicated solely to irrigation of the Premises); (xiii) exterior painting; (xiv) security system; and (xv) non structural aspects of the roof and roof system, including without limitation;  maintenance and cleaning of roof drains, repair of leaks and routine maintenance, and repair or  replacement of the roof excluding the  structural components thereof.  Landlord shall not be liable for any damages caused by or growing out of any breakage or leakage of the electrical wiring, air conditioning or heating pipes and equipment, water closets, plumbing, appliances, other equipment, or facilities serving the Premises.  Landlord shall have no duty whatsoever to maintain, replace, upgrade or repair any portion of the Premises except in the event damages necessitates such repair is solely and directly caused by the negligence or willful misconduct of Landlord and except as otherwise specified in Section 8.05.  In no event shall Landlord be liable for damages or injuries arising from Tenant’s failure to make repairs, nor shall Landlord be liable for damages or injuries arising from defective workmanship or materials in Tenant’s making any such repairs.  As a minimum, the Tenant at its sole expense shall maintain a service contract for the HVAC System that shall include as a minimum quarterly inspections of the System, replacement of filters, cleaning of coils, checking and refilling of coolant, and related services. Such repair or maintenance obligations of Tenant shall be considered Tenant’s responsibility for Premises’ Operating Cost or replacement.  Tenant shall provide Landlord with copies of any and all service contracts maintained with regard to the Premises and improvements upon the Premises.

Section 8.02	Emergency Repairs.

In the event that any portion of the Premises or a component thereof requires emergency repair to prevent further damage to the Premises or Tenant’s personal property therein, it shall be the Tenant’s obligation to promptly make all necessary repairs to achieve the condition of the Building and Premises prior to the emergency condition.  If the Tenant fails to take prompt action to repair the Premises, the Landlord may take such minimum steps as reasonably required to stabilize the damaged or defective condition and the Tenant shall promptly reimburse the Landlord upon notice of the repair and reasonable evidence of the cost thereof.  In all events the party identifying the need for emergency repair shall reasonably attempt to notify the other party prior to undertaking any repair, and provide written notice promptly following any such repair describing the extent and nature of the emergency repair.

Section 8.04	Return of Premises.

           Except as otherwise specified in Section 8.05Landlord shall not be obligated or required to make or conduct any other maintenance or repairs, and the Premises shall be kept in good repair and condition by Tenant, ordinary wear and tear, casualty loss, and condemnation excepted.  At the end of the Lease Term, Tenant shall deliver the Premises to Landlord in good repair and condition, casualty loss, and condemnation excepted.

Section 8.05       Landlord’s Responsibility

Notwithstanding any other provision herein to the contrary, at any time prior to during or after the Term of this Lease, Landlord shall, at its expense, retrofit or otherwise make the Premises (exclusive of Tenant-made Alterations) comply with Legal Requirements and, maintain and repair at its expense the Buidling foundation and structure (including the roof structure) and underground conduits and pipes on the Premises.

ARTICLE IX
Insurance and Indemnity

Section 9.01       Liability Insurance.

           Tenant shall, during the entire term hereof, keep in full force and effect; commercial general liability insurance providing bodily injury and property damage and liability insurance in an amount not less than Two Million Dollars ($2,000,000.00) per one occurrence, and worker's compensation insurance in the maximum amount permitted under Florida law.  The policy shall name Landlord and Landlord’s lenders as an additional insured and Tenant as insured, and shall contain a clause that the insurer will use its best efforts to give thirty (30) days written notice to Landlord of any cancellation of the insurance.  The insurance shall be with an insurance company licensed to do business in Florida, and at least A-rated in the most current edition of Best’s Insurance Reports and a certificate of insurance shall be delivered to Landlord prior to the commencement of the Lease Term.  In no event shall the limits of said insurance policies be considered as limiting the liability of Tenant under this Lease.  In the event that Tenant shall fail to obtain or maintain in full force and effect any insurance coverage required to be obtained by Tenant under this Lease, Landlord may procure same from such insurance carriers as Landlord may deem proper and Tenant shall pay, as Additional Rent, any and all premiums, costs, charges and expenses incurred or expended by Landlord in obtaining such insurance.  Notwithstanding the foregoing sentence, Tenant shall nevertheless hold Landlord harmless from any loss or damage incurred or suffered by Landlord from Tenant's failure to maintain such insurance.  The hold harmless provisions of the preceding sentence  shall survive expiration or termination of this Lease.

Section 9.02	Fire and Extended Coverage Insurance.

At all times during the Lease Term, Landlord shall maintain in effect policies of insurance covering the Premises and the Building therein in an amount not less than its full insurable value, providing protection against any peril included within the standard classification of “Fire and Extended Coverage,” together with insurance against vandalism, theft and malicious mischief and insurance covering replacement of all the plate glass of the Premises (provided such coverage is conventionally available).  The proceeds of such insurance shall be used to repair or replace the Premises so insured.  All property, including without limitation stock, inventory, fixtures and equipment belonging to Tenant shall be on the Premises at the risk of Tenant and shall be insured by Tenant to eighty percent (80%) of replacement cost, and Landlord shall not be liable for damage, theft or misappropriation of such property of Tenant except as results solely from the negligence or intentional misconduct of Landlord or its agents, employees, or contractors.  The Landlord’s cost of providing insurance coverages hereunder shall be paid by Tenant as an element of Premises Operating Expenses subject to the requirement that prior to Landlord’s renewal of any such coverage, Landlord will provide Tenant with a copy of the insurance coverage detail and cost for review and Landlord shall allow Tenant to and procure a quote for alternative equivalent insurance from a comparable provider, provided such quote is provided to Landlord not less than two (2) weeks prior to expiration of Landlord’s existing policy and is on terms identical to or superior to Landlord’s existing policy in Landlord’s reasonable discretion.  Any cost to Landlord in connection with accepting insurance coverage procured through Tenant’s efforts hereunder shall be borne by Tenant.  In no event shall Landlord be required to allow any coverage to lapse.

Section 9.03	Prohibited Articles.

Tenant shall not keep, use, sell or offer for sale in or upon the Premises any article which may be prohibited by the standard form of fire and extended risk insurance policy.  Tenant agrees to promptly make, at Tenant’s cost, any repairs, alterations, changes and/or improvements to Tenant’s fixtures and equipment in the Premises required by the company issuing Landlord's fire insurance on the Premises so as to avoid the cancellation of such insurance.  Landlord confirms that the articles currently used, sold, or offered for sale in or upon the Premises by Tenant do not contravene the provisions of this Section 9.03.

Section 9.04	Indemnification of Landlord

Tenant shall indemnify, defend and save Landlord harmless from and against any and all claims, actions, damages, and costs arising out of any occurrence during the term of this Lease in, upon or at the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, occasioned wholly or in part by any act or omission (including negligence) of Tenant, its agents, contractors, employees, servants, lessees or any third party except such claims, actions or damages resulting from any act or omission (including negligence) of Landlord, its agents, contractors, employees or servants.  Tenant shall have the right to assume the defense, at its own expense and by its own counsel, provided however that in such claims or actions where both parties are defendants, Landlord shall have the right to employ separate counsel reasonably acceptable to the Tenant and Tenant shall bear the reasonable fees of such separate counsel if: (i)  the parties mutually agree; or (ii) the joint counsel determines, that the use of counsel chosen by Tenant to represent Landlord would present such counsel with a conflict of interest because of the availability of different or additional defenses.  Notwithstanding any other provision herein to the contrary, when any claim is caused by the joint acts or omissions of the Tenant and Landlord, the Tenant’s duties under this section shall be in proportion to the Tenant’s allocable share of the joint liability.  Landlord shall provide prompt notice to Tenant of any potential claim or damage which may be subject to Tenant’s indemnification hereunder and Landlord agrees to cooperate with Tenant in contesting any claim or proceeding the Tenant defends including any counterclaim or cross complaint. Reasonably incurred expenses of Landlord in connection with such cooperation shall be borne by Tenant.  The provisions of this Section shall survive the expiration or termination of this Lease.

Section 9.05       Waiver of Subrogation.

           Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action, or cause of action against the other (and against any assignee of Landlord and assignee or subtenant of Tenant) for any loss or damage that may occur to the Building or Premises or any improvements thereto, or any personal property of Landlord or Tenant, arising from any cause that (is insured against under the terms of any property insurance actually carried.  The foregoing waiver shall apply regardless of the cause or origin of the claim, including, but not limited to, the negligence of a party or that party's agents, officers, employees, or contractors.  The parties hereto, as between themselves, hereby waive the right to seek or collect punitive or consequential damages.

ARTICLE X
Utilities

Section 10.01	Payment and Metering.

           Tenant shall be solely responsible for and shall promptly pay directly to the utility or other provider of such service all charges for gas, electricity or any other utility (including water and sewer) used or consumed in the Premises, including deposits, hookup and connection fees charged by the provider for the commencement and delivery of utility services.  Tenant shall provide proof of payment of electrical utility deposits and transfer of electrical service to Tenant prior to the Lease Commencement Date or Tenant’s occupancy will be delayed until reasonable proof thereof is provided to Landlord.  If any such charges are not paid when due, Landlord may, at its option, pay the same, and any amount so paid by Landlord shall be due to Landlord from Tenant as Additional Rent.

ARTICLE XI
Subordination and Attornment, Estoppel Certificate

Section 11.01	Subordination and Attornment.

           Tenant will subordinate its rights under this Lease to the lien of any mortgages, or the lien resulting from any other method of financing or refinancing between Landlord and its lender, now or hereafter in force against the Premises or the Building, and to all advances made or hereafter to be made upon the security thereof; subject to Tenant’s receipt of a written non-disturbance agreement executed by all necessary parties, in commercially reasonable form, providing, substantially, that the lender will honor all of the terms and provisions of the Lease and it shall not modify or terminate the Lease nor disturb Tenant's possession of the Premises nor impair Tenant's rights under the Lease,  so long as (i) Tenant is not in default under the Lease beyond any applicable grace period stated in the Lease, and (ii) the Lease is in full force and effect.  Tenant shall within seven (7) days following written request by Landlord and Tenant’s receipt of the above stated non-disturbance agreement  execute and deliver any and all documents evidencing such subordination and failure to do so shall constitute an Event of Default under this Lease.  In the event of the foreclosure of, or in the event of exercise of the power of sale under, any mortgage made by the Landlord covering the Premises or in the event a deed is given in lieu of foreclosure of any such mortgage, upon Tenant’s receipt of written notice thereof from the purchaser or grantee in lieu of foreclosure and written assumption of the obligations of Landlord under this Lease by the purchaser or grantee in lieu of foreclosure (“Successor Landlord Notice”), Tenant shall attorn to the purchaser, or grantee in lieu of foreclosure, and further, upon Tenant’s receipt of the Successor Landlord Notice Tenant shall recognize such purchaser, or grantee in lieu of foreclosure, as the Landlord under this Lease. Landlord agrees that Tenant shall be entitled to rely upon such Successor Landlord Notice from the purchaser or grantee in lieu of foreclosure without any further liability or obligation to Landlord.

Section 11.02      Tenant’s Estoppel Certificate.

           Tenant shall within seven (7) days following written request by Landlord, or any mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such mortgagee a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect and stating the modifications), and the date to which the Base Rent and any other payments due from Tenant have been paid in advance, if any, and stating whether or not there are defenses or offsets claimed by Tenant and whether or not to the best of Tenant’s knowledge Landlord is in default in performance of any covenant, agreement or condition contained in this Lease, and if so , specifying each such default.  The failure of Tenant to execute, acknowledge and deliver a statement in accordance with the provisions of this Section within said seven (7) day period shall constitute an Event of Default under this Lease.

Section 11.03      Landlord’s Estoppel Certificate

Landlord shall within seven (7) days following written request from Tenant, execute, acknowledge and deliver to Tenant a statement in writing  certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified) and stating whether there are any defaults under this Lease of which Landlord has actual knowledge and specifying such defaults, if any, and acknowledging and stating that Tenant has not granted Landlord any lien or security interest in any of Teltronics Personal Property and such property is free and clear of any and all claims of Landlord under this Lease or otherwise, whether in law, contract or equity and acknowledging and stating such other factual information which Tenant reasonably requests.

ARTICLE XII
Assignment and Subletting

Section 12.01      No Assignment.

           Except as otherwise provided in Section 12.05, Tenant may not assign this Lease in whole or in part, nor sublet all or any portion of the Premises, nor grant occupancy rights to anyone other than Tenant, nor mortgage or lien all or a portion of the Premises (collectively and individually, a “transfer”), without the prior written consent of Landlord in each instance.  The consent by Landlord to any transfer shall not constitute a waiver of the necessity for such consent to any subsequent transfer.  Provided that Tenant complies with the requirements of this Article XII with respect to any transfer which requires Landlord’s consent, and further provided that Tenant remains liable for all its obligations under this Lease unless expressly released therefrom, in writing, by Landlord, in its sole discretion, or unless Landlord consents to an assignment of this Lease.   If Landlord consents to an assignment of this Lease, any assignee shall assume all obligations under this Lease and Tenant shall thereafter be relieved from all further obligations under this Lease..

Section 12.02      Proposal to Sublease or Assign.

           If Tenant desires to effect a transfer to a transferee, Tenant shall submit to Landlord a written request for the consent of Landlord to such transfer, which request shall be accompanied by the name and address of the proposed transferee, a description identifying the space to be sublet or occupied, a copy of the fully executed transfer agreement or contract therefore, conditioned only upon approval of Landlord, the nature and character of the business of the proposed transferee, and its proposed use of the Premises, current financial information on the proposed transferee reasonably satisfactory to Landlord, and such other information as Landlord may reasonably request.  Landlord shall have the option within thirty (30) days of receipt of such notice and all such information to approve or disapprove the proposed transferee.

Section 12.03      Transfer of Lease.

           Tenant shall not have (a) advertised or publicized in any way the availability of all or part of the Premises without prior notice to and consent by Landlord, or (b) publicly advertised the Premises for subletting whether through a broker, agent, representative, or otherwise at a rental rate less than that for which space in the Building is being offered for rent by Landlord.

Section 12.04      Results of Transfers.

           If Landlord permits a transfer, the following results shall be automatically effectuated:

           (a)           the transfer shall be deemed to contain a provision making such transfer subject to the terms and conditions of this Lease;

           (b)           the transfer shall not release Tenant from the due, prompt and punctual performance of all the terms, covenants and conditions contained in this Lease on its part to be performed or observed including the payment of any Rent due and to become due under this Lease; and

           (c)           the consent of Landlord to the proposed transfer shall not constitute a waiver of any provision of this Lease and no further transfer shall be made without Landlord's prior consent in writing; the transferee shall not further transfer the Premises without Landlord's prior written consent and then only upon compliance with all the provisions contained in this Article XII.

Section 12.05      Rights of Tenant to Sublease or Assign without Landlord’s Consent or Approval.

    Provided Tenant is not in default of any terms or conditions of this Lease beyond any applicable curative period, Tenant shall have the right to sublease or otherwise permit occupancy of any portion of the Premises to DemanData Systems LLC (“DDS”).  No such sublease to DDS by Tenant shall require the prior approval or consent of Landlord. Landlord shall also grant, and use its best efforts to cause each of its lenders to grant, to DDS the equivalent of a recognition and non-disturbance agreement.

Provided Tenant is not in default of any terms or conditions of this Lease beyond any applicable curative period, Tenant shall have the right to assign or sublease or otherwise permit occupancy of all or any portion of the Premises to any entity which is controlled by or which controls or is under common control of Tenant provide that Tenant delivers to Landlord copies of such sublease agreement or assignment contemporaneous with its effectiveness and provided Tenant remains liable for all its obligations under this Lease. Tenant also may transfer the Lease to any successor entity, whether by merger, consolidation or otherwise, and to any entity that purchases all or substantially all of the Tenants assets provided such successor entity shall have similar or superior financial strength as Tenant or a Credit Rating of BB+ or greater; and provided that, in each case, Tenant delivers to Landlord copies of such succession documentation contemporaneous with its effectiveness.  For purposes hereove, Credit Worthiness means the credit rating assigned by Standard and Poors Rating Group to the highest rated publicly issued debt securities of said successor. No such sublease, assignment or permission to occupy all or any portion of the Premises meeting the requirements provided herein shall require Landlord’s approval or consent. Such Tenant, subtenants and assignees shall also have the right to assign and sublet subject to the same requirements provided herein. Landlord shall also grant, and use its best efforts to cause each of its lenders to grant, to any such assignee and subtenant of Tenant, the equivalent of a recognition and non-disturbance agreement.

The provisions of this Section 12.05 are a material inducement to Tenant to execute this Lease.

ARTICLE XIII
Rules and Regulations

Section 13.01      Rules and Regulations.

           The Protective Covenants, Conditions, Easements, and Restrictions of Gulfcoast Corporate Park attached as Exhibit "B" are a part of this Lease, and Tenant agrees to comply with and abide by same.  Tenant's failure to keep and observe said rules and regulations shall constitute an Event of Default under this Lease.  The Protective Covenants, Conditions, Easements, and Restrictions of Gulfcoast Corporate Park may, from time to time, be amended and, as so amended, will supplement the rules and regulations, and such revised rules and regulations shall automatically become a part of this Lease.  Provided, however, Tenant shall not be required to comply with any revised Rules and Regulations which may conflict with the obligations of the parties under this Lease.

ARTICLE XIV Destruction of Premises

Section 14.01      Total or Partial Destruction.

           If the Premises shall be damaged by fire, the elements, unavoidable accident or other casualty, without the fault of Tenant, but are not thereby rendered untenantable in whole or in part, Landlord shall  cause such damages, except to Tenant's equipment and trade fixtures, to be repaired, and the Rent and other charges payable by Tenant hereunder shall not be abated.  If by reason of such occurrence, the Premises shall be rendered untenantable only in part, Landlord shall  cause the damage, except to Tenant's Personal Property, to be repaired, and the Base Rent meanwhile shall be abated proportionately as to the portion of the Premises rendered untenantable.  If the Premises shall be rendered wholly untenantable by reason of such occurrence, Landlord shall at its own expense cause such damage, except to Tenant's Personal Property, to be repaired as provided herein and the Base Rent meanwhile shall be abated in whole. With respect to partial or whole destruction, Landlord shall: (1) promptly thereafter procure necessary plans and materials necessary to obtain a building permit to complete reconstruction, apply for and obtain such building permit, and commence construction within one hundred  twenty (120) days following the date of such destruction, subject to a reasonable extension in the event the building permit is delayed due to the action or inaction of the issuing agency;  and (2) shall complete repairs and restoration of the Premises to a condition substantially the same as the condition of the Premises prior to the damage within two hundred seventy  (270) days after issuance of the last required permit.  If with respect to partial or whole destruction, Landlord fails to complete the repairs or restoration of the Premises within two hundred seventy  (270) days following issuance of the last required permit, Tenant may elect to terminate this Lease by written notice to Landlord as of a date specified in such notice, which date shall not be less than 30 nor more than 60 days after the date such notice is given, provided, however, if reconstruction is reasonably complete in compliance with applicable codes and Landlord is diligently prosecution construction and completion, Landlord shall have a period of 90 days following receipt of Tenant’s notice within which to complete the reconstruction (as evidenced by issuance of a Certificate of Occupancy ( or Temporary Certificate of Occupancy sufficient for Tenant’s occupancy and use of the Premises) for the reconstructed Premises, and upon completion of reconstruction, Tenant’s notice of termination shall be of no effect.In the event of any partial or total destructin of the Premises, the Landlord shall have a general obligation hereunder to diligently and continuously, pursue the obtianing of necessary permits and prosecute the repair or reconstruction of the Premises in a commercially reasonable fashion, given the facts and circumstances at the time.  If this Lease is terminated under this Section, all Deposits and other sums due under this Lease, excluding any Roof Reserves paid as Premises Operating Expensesshall be promptly refunded to Tenant after payment of all accrued but unpaid Rents, if any. For purposes of this Article XIV and Article XV below, the term "untenantable" shall mean a condition under which Tenant cannot use the area in question in substantially the same manner and to substantially the same extent as Tenant used such area prior to the damage or taking, respectively.

Section 14.02      Damage Near End of Term.

           Notwthstanding the provisions of Section 14.01, if the Premises are destroyed or materially damaged during the last twelve (12) months of the Lease Term and the estimated time for repair exceeds ninety (90) days (from the occurrence), either party may at its option cancel and terminate this Lease by written notice to the other party as of a date specified in such notice, which date shall not be less than 30 nor more than 60 days after the date such notice is given.  For the purpose hereof, the ninety (90) day repair period shall be determined based upon a written report/ time estimate prepared by an independent licensed general contractor obtained by Landlord.

Section 14.03      Reconstruction of Improvements.

           Any reconstruction of the Premises under this Section shall be in substantial conformity with the improvements as they existed prior to the casualty.  Tenant, at its sole cost and expense, shall be responsible for the repair and restoration of all Tenant improvements and the replacement of Tenant’s Personal Property and its stock in trade, trade fixtures, furniture, furnishings and equipment.  Tenant shall commence the installation of fixtures, equipment, and merchandise promptly upon delivery to it of possession of the Premises.  Landlord shall have no repair obligations if the damage of destruction is due to Tenant's negligence or malfeasance.

ARTICLE XV
Eminent Domain

Section 15.01      Total and Partial Condemnation.

           If the entire Premises shall be appropriated or taken under the power or threat of eminent domain by any public or quasi-public authority, then this Lease shall terminate and expire as of the date of the vesting of title thereto in such authority, and Landlord and Tenant shall thereupon be released from any further liability or obligation hereunder (except for any liability which has accrued prior to the date of such termination).  If any part of the Leased Premises shall be taken as aforesaid and such partial taking shall render that portion not so taken untenantable, then this Lease shall terminate and expire as aforesaid.  In addition, if more than fifty percent (50%) of the net space in the Premises shall be taken as aforesaid, Landlord or Tenant may, by written notice to the other party, terminate this Lease, such termination to be effective as aforesaid.

           If such partial taking is not so extensive as to render the part of the Premises not so taken untenantable, then this Lease shall continue in full force and effect except for the portion of the Premises taken, except that the Rent and all other sums due hereunder by Tenant shall be reduced in the same proportion that the net rentable square feet of space contained in the part of the Premises taken bears to the original net rentable square feet contained within the Premises leased to Tenant hereunder.  In such event, Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Premises are contained so as to constitute the portion of such building not taken as a complete architectural unit.  For the purposes hereof, the amount received by Landlord shall mean that part of the award in condemnation for the value of the diminished fee which is free and clear to Landlord of any collection by any mortgagee, ground or underlying lessor or other party to any financing or refinancing of the Premises.

           Tenant shall have the right to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for damage to Tenant’s business, fixtures and improvements installed by Tenant at its own cost and expense provided same does not reduce the amount to be paid to Landlord.

           Whenever the Rent Payment shall be abated pursuant to this Section 15.01, such abatement shall continue until the date which shall be the first to occur of: (i) fifteen (15) days after Landlord notifies Tenant that the Premises have been substantially repaired and restored; or (ii) the date Tenant’s business operations are restored in the Premises, as modified, if applicable.

Section 15.02      Damages

In the event of any condemnation or taking as provided above, whether whole or partial, Tenant shall not be entitled to any part of the award, as damages or otherwise, for such condemnation.  Landlord shall receive the full amount of such award, and Tenant hereby expressly waives any right or claim to any part thereof.  Although all damages in the event of any condemnation shall belong to Landlord, whether such damages are awarded as compensation for diminution in value of the leasehold or the fee of the Premises, Tenant shall have the right to claim and recover from the condemning authority, but not from Landlord, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any damage or loss to Tenant's business by reason of the condemnation and for or on account of any cost or loss of Tenant in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment from the Premises.

Section 15.03      Sale Under Threat of Condemnation.

           A sale by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes under this Article XV.

ARTICLE XVI
Default

Section 16.01      Tenant’s Events of Default.

           Upon the occurrence of one or more of the following Events of Default, Landlord shall have any and all rights and remedies set forth in this Lease and at law:

           (a)           In the event Tenant should fail to pay any one or more installments of Base Rent, or any other sums required to be paid as Additional Rent, as and when they become due.

           (b)           In the event a petition in bankruptcy under any present or future bankruptcy laws (including but not limited to reorganization proceedings) be filed by or against Tenant and such petition is not dismissed within thirty (30) days from the filing thereof, or in the event an order for relief under Title II, U.S.C. is entered with respect to Tenant is adjudged to be bankrupt.

           (c)           In the event an assignment for the benefit of creditors is made by Tenant;

           (d)           In the event of an appointment by any court of a receiver or other court officer of the property of Tenant and such receivership is not dismissed within thirty (30) days from such appointment;

           (e)           Intentionally deleted.

           (f)            In the event Tenant, before the expiration of the Lease Term, vacates or abandons the Premises,  i.e., fails to occupy and use the Premises for thirty (30) days or more for causes other than fire, casualty or force majeure;

           (g)           In the event Tenant uses the Premises for any purpose other than the Permitted Use of Premises, or ceases to use the Premises for the Permitted Use of the Premises;

           (h)           In the event Landlord discovers that any material representation, warranty or financial statement given to Landlord by Tenant, was materially false or misleading when given.

(i)           In the event Tenant violates any other term, condition or covenant on the part of Tenant to be performed hereunder, and fails to commence the remedy of the same within ten (10) days after written notice thereof is given by Landlord to Tenant and complete such remedy within thirty (30) consecutive days after such written notice; provided, however, that if such violation is not curable within thirty (30) days, then the Tenant shall be required to have commenced such remedy within such ten (10) days subsequent to such notice and continuously pursues such cure thereafter until completed.

Section 16.02      Remedies of Landlord.

 Following the occurance of an Event of Default and prior to commencing the exercise of any of the following remedies (excluding the application of late fees or the accrual of interest or admistrative fees on any late payment or expense incurred by Landlord), Landlord shall provide written notice to Tenant specifying said Event of Default, and Tenant shall thereafter have the greater of a period of five (5) days or the applicable grace period under Section 16.01, if any, within which to cure such Event of Default.

           (a)           In the event of the occurrence of an Event of Default by Tenant, Landlord, at Landlord's option, may elect to do one or more of the following:

1.	Terminate this Lease and re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by any other suitable action or proceeding at law; or

2.
Without terminating this Lease, re-enter the Premises and remove all persons and property from the Premises, either by summary proceedings or by any other suitable action or proceeding at law, and relet all or any part of the Premises.

3.
With respect to Tenant’s default under provisions of Section 16.01(g), Landlord may undertake to cure such event of default in a commercially reasonable manner and Tenant shall be liable for Landlord’s expenses incurred in curing such event of default together with interest at the rate of eighteen percent (18%) per annum, all of which shall be due and payable as Additional Rent hereunder.

           (b)           If Landlord elects to terminate this Lease:

1.
Landlord shall give written notice of such termination, which shall take effect ten (10) days after such notice is given, or such greater number of days as is set forth in such notice, fully and completely as if the effective date of such termination were the date originally set forth in this Lease for the expiration of the Least Term;

2.	Tenant and any subtenants or assignees shall quit and peacefully surrender the Premises to Landlord, without any payment by Landlord for doing so, on or before the effective date of termination; and

3.
All Rent, that has accrued through the date of termination, shall be due as of the effective date of termination, together with such expenses, including attorneys' fees, as Landlord shall incur in connection with such termination.

4.	All Rent that becomes dues after the termination shall continue to be paid as provided in Subparagraph (f) 2. below.

           (c)           No receipt of monies by Landlord from Tenant after termination of this Lease shall reinstate, continue, or extend the Lease Term, affect any notice previously given by Landlord to Tenant, or operate as a waiver of the right of Landlord to enforce the payment of Rent.

           (d)           If Landlord terminates this Lease, Landlord shall be entitled to apply, free of trust, all sums or portion(s) thereof then held by Landlord pursuant to any of the previous provisions of this Lease, reasonably necessary to remedy Tenant’s defaults herein.  In the interim following such termination until the retention of such sums by Landlord free of trust, such sums shall be available to Landlord, but not to Tenant, pursuant to and for the purposes provided by the terms and conditions of this Lease.

           (e)           If the Landlord does not receive the rent due by the fifth (5th) day after it is due, a late charge of five percent (5%) of the delinquent payment shall be due effective as of the date such payment was first due.  If the Tenant does not pay rent plus the late charge by the fifteenth (15th) day after the due date, interest on the outstanding amount due shall accrue at the rate of eighteen percent (18%) per annum on the total amount due and amounts outstanding until the same, plus all accrued interest thereon, is paid in full.  In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of Two Hundred Dollars ($200.00), and Landlord shall have the right to require that any and all subsequent amounts paid by Tenant to Landlord under this Lease (to cure a default or otherwise) be paid in the form of cashier’s or certified check drawn on an institution acceptable to Landlord, or any other form approved by Landlord in its sole discretion notwithstanding that Landlord may have previously accepted payment from Tenant in a different form.

           (f)            In the event of any re-entry and/or dispossession by summary proceedings or otherwise lawful means without termination of this Lease, Landlord shall use commercially reasonable efforts to relet the Premises and:

1.
All Rent which shall have accured through the date of of such re-entry and or dispossession shall become due and shall be paid up to the time of such re-entry and/or dispossession, together with such expenses, including attorney's fees, as Landlord shall incur in connection with such re-entry and/or dispossession by summary proceedings or otherwise lawful means; and

2.
All Rent for the remainder of the Lease Term shall be paid by Tenant to Landlord, in monthly installments on the due dates specified in Article III for Rent payments for each month of the balance of the Term, the collection of such sums being subject to the provisions of Subsection 16.02(f), below including those pertaining to any reductions in such Rent payment as may result from any rentals collected from reletting the Premises ; and

3.
Landlord may relet all or any part of the Premises, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord's option, be equal to, less than, or greater than the period which would otherwise have constituted the balance of the Lease Term.  In connection with such reletting:

(i)
Tenant or Tenant's representative shall pay, as Additional Rent, to Landlord, as they are incurred by Landlord, such reasonable expenses as Landlord may incur in connection with reletting, including, without limitation, legal expenses, attorneys' fees, brokerage commissions and expenses incurred in altering the building, offices, layout, etc., as well as, repairing and putting the Premises in good order and condition and in preparing the Premises for reletting;

incurred in altering the building, offices, layout, etc., as well as, repairing and putting the Premises in good order and condition and in preparing the Premises for reletting;

(ii)
Tenant or Tenant's representative shall pay to Landlord, in monthly installments on the due dates for Rent payments for each month of the balance of the Term, the amount by which any Rent payment exceeds the net amount, if any, of the rents for such period collected on account of the reletting of the Premises; any suit brought to collect such amount for any month or months shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month or months by a similar action or proceeding;

(iii)
At Landlord's option, Landlord may make such commercially reasonable alterations in or upon the Premises as Landlord, in Landlord's sole judgment, considers advisable and necessary for the purpose of reletting the Premises to an identifiable prospective tenant.  The making of such alterations shall not operate or be construed to release Tenant from liability under this Section 16.02.  The cost of all such alterations and/or decorations shall be paid by Tenant to Landlord as Additional Rent;

(iv)
Landlord shall have, receive, and enjoy as Landlord's sole and absolute property, any and all sums collected by Landlord as Rent or otherwise on reletting the Premises after Landlord shall resume possession of the Premises as provided by this Lease, including, without limitation, any amounts by which the sum or sums so collected shall exceed the continuing liability of Tenant under this Lease.

(v)
Landlord and Tenant agree that after the commencement of suit for possession of the Premises or after final order or judgment for the possession of the Premises, Landlord may demand, receive, and collect any monies due or coming due without in any manner affecting such suit, order, or judgment.  All such monies collected shall be deemed to be payments on account of the use and occupation of the Premises, or, at the election of Landlord, on account of Tenant's liability under this Lease;

(vi)	The words "re-enter" and "re-entry", as used in this Section 16.02, are not and shall not be restricted to their technical legal meaning, but are used in the broadest sense;

(vii)
Landlord, in addition to other rights and remedies it may have, shall have the right to to remove all or any part of Tenant's property from the Premises and any property removed may, at Landlord's option be stored in any public warehouse or elsewhere at the cost of and for the account of Tenant.  Landlord shall not be responsible for the care or safekeeping of such property, whether in transport, storage or otherwise.  Tenant waives any and all claim against Landlord for loss, destruction and/or damage or injury which may be occasioned by any of the aforesaid acts.  Tenant shall be liable to Landlord for costs incurred by Landlord in connection with any storage, transport or other acts anticipated in this Section 16.02 and shall hold harmless and indemnify Landlord from all loss, damage, cost, expenses and liability in connection therewith.    No re-entry or taking possession of the Premises by Landlord shall be construed as an election on Landlord's part to terminate this Lease unless a written notice of such intention is given to Tenant.  Notwithstanding any such re-letting without termination, Landlord may at all times thereafter elect to terminate this Lease for such previous default.  Any such re-entry shall be allowed by

Tenant without hindrance, and Landlord shall not be liable in damages for any such re-entry, or guilty of trespass or forcible entry; and

(viii)
Pursuant to section 11.03 Landlord acknowledges that Tenant has not granted Landlord any lien or security interest in any of Teltronics Personal Property and such property is free and clear of any and all claims of Landlord under this Lease or otherwise, whether in law, contract or equity.

(ix)
The remedies described in this Article XVI are cumulative and in addition to and without waiver of all remedies allowed Landlord by this Lease or by case law, common law and statute now or hereinafter in effect.  Tenant agrees that the rights and remedies granted Landlord in this Article XVI are commercially reasonable.

Section 16.03      Waiver, Accord and Satisfaction.

           The waiver by Landlord or Tenant of any default of any term, condition or covenant shall not be a waiver of any subsequent default of the same or any other term, condition or covenant.  The consent or approval by Landlord to or of any act by Tenant requiring Landlord's consent or approval shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent similar act by Tenant.  No re-entry hereunder shall bar the recovery of Rent or damages for the default of any of the terms, conditions or covenants of Tenant.  The receipt of Rent after default or condition broken, or delay on the part of Landlord to enforce any right under this Lease shall not be deemed a waiver of any preceding default by Tenant of any term, covenant or condition of this Lease, or a waiver of the right of Landlord to terminate this Lease or to re-enter or to re-let the Premises.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated to be paid shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or by law or equity.  Any waiver of rights by either party shall be deemed not only to be a waiver of such rights by such party but also a waiver of such rights for and on behalf of such party's successors and assigns.

Section 16.04      Tenant Claims.

           If at any time Tenant shall claim Landlord is in default, or assert any defense to payment of Base Rent, Additional Rent or other sums due under this Lease, other than the defense of complete previous payment, Tenant may not withhold any payments under this Lease but must, as a condition precedent to the making of any such claim or defense either (a) pay all disputed sums to Landlord, or (b) deposit all disputed sums with the Manatee County Circuit Court.  This provision is a material inducement to Landlord to execute this Lease.

Section 16.05      Liability of Landlord.

Tenant shall look solely to the estate and property of Landlord in the Premises for the collection of any judgment, or in connection with any other judicial process, requiring the payment of money by Landlord in the event of any default by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and performed by Landlord.  Landlord shall have no personal liability in regard to the covenants, obligations, representations or provisions of this Lease.  No other property or estates of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant's remedies and rights under this Lease.  Landlord shall not be deemed in default with respect to failure to perform any of the terms, covenants and conditions of this Lease if such failure to perform shall be due to any strike, lockout, civil commotion, war-like operations, invasion, rebellion, military power, sabotage, government regulations or controls, inability to obtain any material or utilities, hurricane, windstorm, Act of God, termination of underlying lease or any other cause beyond the control of Landlord.

Section 16.06      Legal Expense.

           If either Landlord or Tenant employs the services of any attorney to enforce any of its rights under this Lease or to collect any sums due to it under this Lease or to remedy the breach of any covenant of this Lease, regardless of whether suit be brought, the non-prevailing party shall pay to the prevailing party reasonable attorney's fees and costs for such services.  Should suit be brought for the recovery of possession of the Premises, or for Rent or any other sum due under this Lease, or should Landlord or Tenant bring suit because of the default of any of the other's covenants under this Lease, the prevailing party's reasonable attorney's fees and costs shall be paid by the non-prevailing party.

Section 16.07	Landlord’s Default.

Notwitstanding any other provisions contained in this Lease or any extension, modifications or renewals thereof, it is understood and agreed that in the event of a default in performance of any agreement, condition or other provision to be performed by the Landlord, or if for any other reason Tenant may be entitled to reimbursement from landlord, in no event shall Tenant deduct or withhold any such amount from Rent payments due Landlord pursuant to this Lease,

ARTICLE XVII
Access by Landlord

Section 17.01      Right of Entry.

           Upon twenty-four (24) hours’ advance notice, Landlord and Landlord's agents shall have the right to enter the Premises at all times during normal business hours to examine the same, and to show them to prospective purchasers or lessees of the Premises, and to make such repairs, alterations, improvements or additions as Landlord may deem necessary or desirable.  Prior to the expiration of the then-current Lease Term, Landlord may exhibit the Premises to prospective tenants or purchasers, and place upon the Premises the usual notices, ''For Lease" or "For Sale," or similar notices, which notices Tenant shall permit to remain thereon without molestation.  In the event of emergency, if Tenant shall not be personally present to open and permit entry into the Premises and entry shall be necessary to deal with such emergency, Landlord or Landlord's agent may enter without in any manner affecting the obligations and covenants of this Lease.  Landlord or its agent may enter the Premises to make inspections, repairs, alterations or additions in or to the Premises.  Landlord retains an easement over and access to the unimproved portions of the Premises to install, use and maintain pipes, lines and conduits in and through the Premises provided Tenant's use and occupancy is not unreasonably disturbed.  Notwithstanding the foregoing, Landlord may have access to one parking space on an “as available” basis at any time and without notice to Tenant.

ARTICLE XVIII
Holding Over, Successors

Section 18.01      Holding Over.

           (a)           In the event Tenant remains in possession of the Premises after the expiration of the Lease Term, and without the execution of a new Lease or Lease modification and renewal, Tenant, at the option of Landlord, shall be deemed to be occupying the Premises as a tenant at sufferance at a monthly rental rate equal to two (2) times the Base Rent payable during the last month of the Lease Term (the “Holdover Rent.”)  In addition to the Holdover Rent, Tenant agrees to pay monthly all installments of Additional Rent as provided for in this Lease.  Such tenancy shall be subject to all the other conditions, provisions and obligations of this Lease.

           (b)           Tenant acknowledges that if Tenant or any other tenant shall fail to surrender the Premises upon termination of the Lease Term (including any early termination of either this Lease or of Tenant's right to possession of the Premises in the event of an Event of Default as described in Article XVI), then Tenant shall be liable for all damages, actual and consequential, arising from, growing out of or related to any such failure to surrender the Premises, as well as for all other remedies in Article XVI and elsewhere in this Lease.

Section 18.02      Successors.

           All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors, and permitted assigns of said parties.  In the event Landlord conveys its interest in the Building and the purchaser assumes Landlords' obligations and covenants, Landlord shall thereupon be relieved of all further obligations hereunder without alteration to the Lease terms.  The terms Landlord and Tenant in this Lease include any successors to or assigns of the original Landlord and Tenant.

ARTICLE XIX
Quiet Enjoyment

Section 19.01      Landlord's Covenant.

           Landlord hereby represents and warrants to the Tenant that it is the owner of fee simple title to the Premises and that it has the right and authority to enter into this lease without the joinder or approval of any person or entity.  Landlord covenants and agrees that so long as the Tenant pays all Rent due hereunder and performs and observes all the covenants and provisions hereof, Tenant shall peaceably and quietly enjoy the full possession and use of the Premises, without any hindrance or molestation from the Landlord or any other party claiming by or through the Landlord.  Landlord further represents and warrants to Tenant that as of the date of Tenant’s occupancy of the Premises under this Lease, there shall exist unobstructed and adequate means of ingress and egress to the Premises from an abutting public right-of-way and that the Premises are as of the date hereof, free from all encumbrances, liens, defects in title, tenancies, restrictions, easements or agreements which would prohibit or restrict the use of all or a material part of the Premises for the use contemplated herein.

ARTICLE XX
Miscellaneous

Section 20.01      Entire Agreement.

           This Lease with all its Exhibits and Schedules, constitutes all agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Building.  All representations, either oral or written, shall be deemed to be merged into this Lease Agreement.  Except as herein otherwise provided, no subsequent alteration, waiver, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

Section 20.02      Relation of Parties.

           Nothing in this Lease shall be construed as creating a partnership or joint venture between Landlord and Tenant or any other party, or to cause Landlord or Tenant to be responsible in any way for the debts or obligations of Tenant or Landlord, respectively, or of any other party.

Section 20.03      Successors and Assigns.

           The terms and conditions of this Lease shall bind the parties and their respective successors and assigns, and shall inure to the benefit of the parties and their respective permitted successors and assigns.  No rights, however, shall inure to the benefit of Tenant unless the assignment to such assignee has been approved by Landlord in writing as provided in Article XII hereof, if such approval is required thereunder.  Nothing contained in this Lease shall in any manner restrict Landlord's right to assign or encumber this Lease and in the event Landlord sells or transfers its interest in the Premises and the purchaser or transferee assumes Landlord's obligations under this Lease, Landlord shall thereupon be relieved from all further obligations under this Lease.

Section 20.04      Notices.

           (a)           Any notices by Tenant to Landlord shall be served by certified mail, return receipt requested, or by nationally recognized overnight delivery service, addressed to Landlord at the address specified in Section 1.01(a), and/or at such other addresses as Landlord may designate by written notice.

           (b)           Any notice by Landlord to Tenant shall be served by certified mail, return receipt requested, or by nationally recognized overnight delivery service, addressed to Tenant at the Premises or at such address specified in Section 1.01(b) or by delivery by Landlord to the Premises or to such other address.

           (c)           All notices given under this Lease shall be in writing, and shall be effective and deemed to have been given only upon receipt by the party to which notice is being given, said receipt being deemed to have occurred upon hand delivery (or by posting if to Tenant's Premises), or upon such date as the postal authorities or overnight delivery service shall show the notice to have been delivered or refused, or undeliverable at the last address given by due notice to the party giving notice, as evidenced by the return receipt.

Section 20.05      Recording.

           Tenant shall not record this Lease, or any memorandum or short form thereof, without the written consent and joinder of Landlord.  However, this Lease may be recorded by Landlord at Landlord's option.  If this Lease is recorded by the Tenant without written consent of the Landlord, then this Lease may, at any time, without notice and whenever the Landlord so elects, be declared null and void.

Section 20.06      Waiver of Jury Trial; Counterclaims; Mediation.

           LANDLORD AND TENANT WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, AND TENANT'S USE OR OCCUPANCY OF THE PREMISES.  Tenant further agrees that it shall not interpose any counterclaim or counterclaims, except compulsory counterclaims, in a summary proceeding or in any action based upon nonpayment of rent or any other payment required of Tenanthereunder.  Upon Landlord's, or Tenant's request, Landlord and Tenant shall participate in mediation of a dispute between Landlord and Tenant.  The cost of a mediator shall be borne equally by Landlord and Tenant.

Section 20.07      Time of Essence.

           Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

Section 20.08      Rights Cumulative.

           Any and all rights, remedies and options given in this Lease to Landlord and/or Tenant shall be cumulative and in addition to and without waiver of any right or remedy given under any law (common law, case law, statute, ordinance, regulation or other act of a Legal Authority) now or hereafter in effect.  Landlord and/or Tenant shall have, to the fullest extent permitted by law, the right to enforce any rights or remedies separately and to pursue any lawful action or proceedings to exercise or enforce any right or remedy without thereby waiving or being barred or estopped from exercising and enforcing any other rights and remedies by appropriate action or proceedings.

Section 20.09      Authority.

           Each party represents to the other that it has full legal right, power, and authority to enter into, execute and perform this Lease, and the parties executing this Lease have the full power and authority to do so.

Section 20.10      Governing Law; Venue.

           This Lease shall be construed in accordance with the laws of the State of Florida.  The venue of any litigation arising out of this Lease shall be Manatee County, Florida.

Section 20.11      Terms and Headings.

           The terms Landlord and Tenant as herein contained shall include singular and/or plural, masculine, feminine and/or neuter, heirs, successors, executors, administrators, personal representatives and/or assigns wherever the context so requires or admits.  The terms, provisions, covenants and conditions of this Lease are expressed in the total language of this Lease Agreement and the section headings are solely for the convenience of the reader and are not intended to be all inclusive.  Any exhibit or attachment or formally executed addendum or modification of this Lease shall be expressly deemed incorporated by reference herein unless a contrary intention is clearly stated therein.

Section 20.12      Force Majeure.

           Landlord and/or Tenant shall not be required to perform any term, condition, or covenant in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, labor disputes (whether lawful or not), material or labor shortages, restrictions or delays by any governmental authority, civil riots, floods, adverse weather conditions not reasonably anticipatable, unavoidable casualties and any other cause not reasonably within the control of Landlord and/or Tenant and which by the exercise of due diligence Landlord and/or Tenant is unable, wholly or in part, to prevent or overcome.  Lack of money shall not be deemed force majeure.  Any party claiming a force majeure delay hereunder shall provide written notice to the opposing party within seven (7) days after commencement of said delay specifying the cause and extent of delay.  The provisions of this Section shall in no event, however, operate to delay the rent commencement date or to excuse the Tenant from the prompt payment of Base Rent or Additional Rent.

Section 20.13      No Waiver.

           No waiver by either party of any breach by the other party of any term or condition of this Lease, and no failure by either party to exercise any right or remedy in respect of any such breach, shall constitute a waiver or relinquishment for the future, or bar any right or remedy of such party in respect of, any other breach of such term or condition or any breach of any other term or condition of this Lease.  No payment by Tenant or receipt of payment by Landlord of an amount less than the full amount then due Landlord under this Lease shall be construed as anything other than a partial payment of such sum then due and owing.  No endorsement or statement on any check or letter or any form of payment of accompanying document shall be deemed to be an accord or satisfaction or other form of settlement; Landlord may accept any such payment without prejudice to its rights to recover the balance of sums due and owing under this Lease or to pursue any other remedy permitted under this Lease.

Section 20.14      Survival.

           All obligations of Tenant which are or may be intended by their nature to be performed and/or complied with after the expiration or earlier termination of this Lease shall survive such expiration or termination.  Express provisions in this Lease which require or permit survival in specific instances, or as to specific obligations, shall not be deemed a limitation upon the generality of this survival clause.

Section 20.15      Provisions Severable.

           Every provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.  If any provision of this Lease, or the application of such provision to any person or circumstance, shall be determined by appropriate judicial authority to be illegal, invalid, or unenforceable to any extent, such provision shall, only to such extent, be deemed stricken from this Lease as if never included.  The remainder of this Lease, and the application of such provision to persons or circumstances other than those as to which such provision is held illegal, invalid, or unenforceable, shall not be affected.

Section 20. 16     Mortgagee Protection.

           Tenant agrees to give any mortgagees, by registered mail, a copy of any Notice of Default served upon the Landlord, provided that prior to such Notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of such mortgagees.  Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees shall have  thirty (30) days from receipt of notice from Tenant within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure), in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

Section 20.17      Reserved

Section 20.18      Attorneys’ Fees.

If any legal action should be commenced  in any court regarding any dispute arising between the parties hereto, or their successors and assigns, concerning an provision in this Lease or the right or duties of any person in relation thereto, then the prevailing party therein shall be entitled to collect its reasonable expenses, and attorneys’ fees and court costs, including the same on appeal.  As used herein, the term “prevailing party” means the party who, in light of the claims, causes, or action, and defenses asserted, is afforded greater relief.

Section 20.19      Rights of Teltronics’ Lenders

Landlord acknowledges that Teltronics’ lenders have acquired first priority liens or security interests in Teltronics Personal Property or portions thereof (Collateral), and Landlord agrees that in the enforcement of the rights of any such Teltronics lenders or their successors and assigns, any part or all of the Collateral including Teltronics books and records, may be removed by any such lenders or their agents from the Premises and such Collateral shall, at all times be free and clear of any and all claims or liens of Landlord, whether in law, contract or equity; provided however, that such lenders shall give Landlord reasonable prior notice of entry into or onto the Premises to enforce their rights with respect to the Collateral and shall promptly repair any and all damages to the Premises, if any caused by such Lenders resulting from the removal of the Collateral and shall conduct the removal in a reasonable fashion and at a reasonable time.

REMINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

LANDLORD AND TENANT have executed this Lease, or have caused it to be executed, as of the day and year designated on page one.

Signed, sealed and delivered in the presence of:	Landlord:	Gulfcoast Property No. 1, LLC, a Florida limited liability company,

	By:	/s/ Hugh D. Miller
Hugh D. Miller
	Its:	Managing Member

/s/ Timothy A. Knowles
Print Name: TIMOTHY A. KNOWLES

/s/ Steven W. Prouty
Print Name: STEVEN W. PROUTY

(As to Landlord)

	Tenant:	TELTRONICS, INC., a Delaware corporation

	By:	/s/ Ewen Cameron
Ewen Cameron
	Its:	President & CEO

/s/ Timothy A. Knowles
Print Name: TIMOTHY A. KNOWLES

/s/ Steven W. Prouty
Print Name: STEVEN W. PROUTY

(As to Tenant)

SCHEDULE 1.01(g) -  BASE RENTS

From June 1, 2009 through August 31, 2009

Base Rent =	actual Premises Operating Expenses initially estimated to be $11,144.65 per month (subject to annual true-up as provided in Section 3.06 of the Lease)

From September 1, 2009 through December 31, 2009

Base Rent =
actual Premises Operating Expenses of $11,144.65 per month plus Landlord’s actual mortgage payment estimated to be $20,228.00 per month for a total of $31,372.65, per month (subject to annual true-up as provided in Section 3.06 of the Lease)

From and after January 1, 2010

ANNUAL BASE RENT

Lease Year(s)	Existing Building (51,520 sq. ft.) Base Rent	Expansion (17,500 sq. ft.*) Base Rent

1 (Jan. 1, 2010 – Dec. 31, 2010)	$373,520.00 ($7.25 per sq. ft.)	$105,000.00** ($6.00 per sq. ft.)
2 (Jan. 1, 2011 – Dec. 31, 2011)	$373.520.00 ($7.25 per sq. ft.)	$105,000.00 ($6.00 per sq. ft.)
3 (Jan. 1, 2012 – Dec. 31, 2012)	$396,119.00 ($7.69 per sq. ft.)	$109,375.00 ($6.25 per sq. ft.)
4 (Jan. 1, 2013 – Dec. 31, 2013)	Year 3 Base Rent increased by CPI under Section 1.10(h)	Year 3 Base Rent increased by CPI under Section 1.10(h)
5 (Jan. 1, 2014 – Dec. 31, 2014)	Year 4 Base Rent increased by CPI under Section 1.10(h)	Year 4 Base Rent increased by CPI under Section 1.10(h)
6. (Jan. 1, 2015 – Dec. 31, 2015)	Year 5 Existing Building Base Rent on an annual per sq. ft. basis increased by CPI multiplied by the total area of the existing Building and the Expansion (if the Expansion was constructed) ***	N/A
7 – 15 Commencing Jan. 1, 2016	Prior Year Base Rent increased by CPI under Section 1.01(h)	N/A

* to be adjusted to actual Expansion area in square feet upon completion and prior to initial Expansion, Rent Payment.
** The Expansion Base Rent amounts for  the Lease Years set for above are based upon the assumption that the  Expansion Completion Date occurs on Jan.1, 2010.   With respect to the Lease Year during which the Expansion Completion occurs, the Expansion Base Rent Amount shown above for such Lease Year shall be prorated based upon the Expansion Completion Date.
***  By way of example, if Base Rent for existing Building in year 5 is $8.00 and the CPI escalation for year 6 is 2.0%, then, the new Base Lease Rate for all the space in the building including Expansion space, if any, would be at the new rate of $8.16.  Therefore, the total base rent assuming a total square footage of 69,000 in the building would be $563,040.